Exhibit 99.2

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

CFO Review of Fiscal 2015 Third Quarter Results

	Q3' FY14	Q2' FY15	Q3' FY15	Y/Y Chg		Seq. Chg
Sales (1)	$6,683.6	$7,551.9	$6,736.9	$53.2		$(815.0)
Gross Profit	$804.9	$837.5	$774.4	$(30.6)		$(63.2)
GP Margin	12.0%	11.1%	11.5%	(55)	bps	40	bps

SG&A Expenses	$594.0	$574.0	$555.1	$(38.8)		$(18.8)
SG&A as % of Sales	8.9%	7.6%	8.2%	(65)	bps	64	bps
SG&A as % of Gross Profit	73.8%	68.5%	71.7%	(211)	bps	316	bps

GAAP Operating Income	$184.8	$250.3	$203.7	$18.9		$(46.6)
Adjusted Operating Income (2)	$223.8	$274.6	$230.4	$6.6		$(44.2)
Adjusted Operating Income Margin (2)	3.3%	3.6%	3.4%	7	bps	(22)	bps

GAAP Net Income	$113.9	$163.7	$121.5	$7.7		$(42.2)
Adjusted Net Income (2)	$144.1	$176.0	$143.5	$(0.6)		$(32.5)

GAAP Diluted EPS	$0.81	$1.18	$0.88	8.6%		(25.4)%
Adjusted Diluted EPS (2)	$1.03	$1.27	$1.04	1.0%		(18.1)%

Return on Working Capital (ROWC) (2)	19.9%	24.0%	20.6%	75	bps	(337)	bps
Return on Capital Employed (ROCE) (2)	10.7%	12.9%	11.1%	36	bps	(183)	bps
Working Capital Velocity (2)	5.9	6.6	6.0	0.1		(0.6)

(1)	Subsequent to the first quarter of fiscal 2014, quarterly reported sales are equivalent to organic sales.
(2)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Key Highlights

•

Organic sales for the third quarter of fiscal 2015, increased 7.0% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant currency” and referenced to as “CC” in the graphs that follow) or 0.8% year over year on a  reported basis to $6.7 billion.  Despite the significant strengthening of the U.S. Dollar against other currencies, sales continued their multi-quarter trend of positive year-over-year organic growth in constant currency.

o

Sequentially, organic sales decreased 8.1% in constant currency, which was below the normal seasonal range of -7% to -4%  primarily due to an expected decline in select high volume supply chain engagements at Electronics Marketing (EM) Asia.

•

Adjusted operating income increased 3.0% year over year to $230.4 million and adjusted operating income margin increased 7 basis points as improvement in the EMEA region in constant currency was negatively impacted when translating those results into U.S. Dollars.

o	Sequentially, adjusted operating income decreased 16.1% and adjusted operating income margin declined 22 basis points primarily due to the seasonal decline at TS.
•

Adjusted diluted earnings per share of $1.04 increased 1.0% year over year, primarily due to the growth in operating income at both operating groups and was negatively impacted by approximately $0.11 due to the translation impact of changes in foreign currency exchange rates.

•

Working capital decreased $90 million, or 2.1%, year over year and increased 7% with the year ago quarter in constant currency. The increase was primarily due to an increase at EM to support organic growth.

•	Avnet’s ROWC increased 75 basis points year over year and ROCE was up 36 basis points primarily due to an increase at TS.
•	Cash generated from operations was $60.1 million in the third of quarter fiscal 2015 and $318.1 million for the trailing twelve months.
•	During the third quarter of fiscal 2015, the Company paid a dividend of $0.16 per share, or $21.7 million, and has paid $65.6 million in dividends fiscal year to date.
•

During the third quarter of fiscal 2015, the Company repurchased $38.8 million worth of stock, or 925,000 shares at an average price of $41.97, and through the first nine months of the fiscal year, the Company has repurchased approximately $147.6 million worth of stock, or 3.6 million shares at an average price of $40.64.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Sales

						Year-over-
						Year Growth
						Rates
						Reported &
	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Organic
Avnet, Inc. (1)	$6,683.6	$7,048.7	$6,839.6	$7,551.9	$6,736.9	0.8%
Constant Currency (2)						7.0%

Electronics Marketing (EM) Total	$4,133.0	$4,318.4	$4,374.1	$4,435.2	$4,219.5	2.1%
Constant Currency (2)						8.7%
Americas	$1,193.6	$1,247.0	$1,214.0	$1,200.9	$1,237.2	3.7%
EMEA	$1,385.8	$1,394.3	$1,302.5	$1,205.3	$1,251.9	(9.7)%
Constant Currency (2)						8.2%
Asia	$1,553.6	$1,677.1	$1,857.6	$2,029.0	$1,730.4	11.4%

Technology Solutions (TS) Total	$2,550.6	$2,730.3	$2,465.5	$3,116.7	$2,517.3	(1.3)%
Constant Currency (2)						4.3%
Americas	$1,373.5	$1,562.9	$1,433.1	$1,851.0	$1,440.5	4.9%
EMEA	$774.6	$746.5	$672.9	$856.8	$717.2	(7.4)%
Constant Currency (2)						6.0%
Asia	$402.5	$420.9	$359.5	$408.9	$359.6	(10.7)%

(1)	Subsequent to the first quarter of fiscal 2014, quarterly reported sales are equivalent to organic sales.
(2)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•

Avnet third quarter fiscal 2015 organic sales increased 7.0% in constant currency or 0.8% year over year on a reported basis to $6.7 billion with both operating groups contributing towards this growth.

o

Year over year, the change in foreign currency exchange rates negatively impacted Avnet sales by $414 million on a reported basis or approximately 6.2%, year over year, with a majority of this impact in the EMEA region.

o

On a sequential basis, Avnet organic sales decreased 8.1% in constant currency or 10.8% on a reported basis, which was below normal seasonality of -7% to -4% due to an expected decline in select high volume supply chain engagements in the EM Asia region.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

•	EM's third quarter fiscal 2015 organic sales increased 8.7% in constant currency or 2.1% year over year on a reported basis to $4.2 billion with all three regions contributing towards this growth.
o	Americas' organic sales increased 3.7% year over year.
o	EMEA organic sales increased 8.2% in constant currency, the seventh consecutive quarter of high single digit organic growth.
o	Asia’s organic sales increased 11.4% year over year primarily due to an increase in select high volume supply chain engagements.
•

EM's organic sales decreased 1.9% sequentially in constant currency or 4.9% on a reported basis, which is below the normal seasonal range of +4% to +7% primarily due to an expected decline in select high volume supply chain engagements in Asia.

•

TS' organic sales increased 4.3% in constant currency but decreased 1.3% year over year on a reported basis to $2.5 billion, primarily due to the translation impact of the strong U.S. Dollar and a decline in the computing components business.

o	America’s organic sales increased 4.9% year over year.
o	EMEA organic sales in constant currency increased 6.0% year over year.
o	Asia’s organic sales declined 10.7% year over year primarily due to a decline in the computing components business.
•	TS' organic sales decreased 16.8% sequentially in constant currency, which is near the low end of normal seasonal decline of -20% to -16%.
•	At a product level, year-over-year growth in software, storage, and networking and security was offset by a decline in computing components.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Gross Profit

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Gross Profit	$804.9	$837.0	$795.5	$837.5	$774.4	$(30.6)
Gross Profit Margin	12.0%	11.9%	11.6%	11.1%	11.5%	(55)	bps

•	Gross profit of $774.4 million, decreased 3.8% year over year and 7.5% sequentially.
o	Gross profit margin of 11.5% declined 55 basis points from the year ago quarter primarily due to declines at both operating groups.
o

Gross profit margin improved 40 basis points sequentially primarily due to the seasonal business mix shift as higher gross profit margin EM grew to represent 63% of Avnet sales as compared to 59% in the December quarter.

•	EM gross profit margin declined from the year ago quarter and improved sequentially.
o

The year-over-year decline was primarily due to the geographic mix shift as the higher margin EMEA region represented a lower percentage of total EM sales after translating their results to U.S. Dollars and from an increase in select high volume supply chain engagements in Asia.

o	The sequential increase was primarily due to the seasonal geographic mix shift to the higher margin western regions.
•	TS gross profit margin declined year over year primarily due to product mix shifts and was essentially flat with the December quarter.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Operating Expenses

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Selling, General and Administrative Expenses	$594.0	$604.5	$583.9	$574.0	$555.1	$(38.8)
Amortization of Intangible Assets and Other	(12.9)	(12.3)	(12.2)	(11.1)	(11.2)	1.7
Adjusted SG&A Expenses	$581.1	$592.2	$571.7	$562.9	$543.9	$(37.1)
Adjusted SG&A Expenses as a % of Gross Profit	72.2%	70.7%	71.9%	67.2%	70.3%	(195)	bps

•

Adjusted selling, general and administrative expenses (“SG&A expenses”) were $543.9 million in the third quarter of fiscal 2015, a decrease of $37.1 million, or 6.4%, from the third quarter of fiscal 2014.

o

The year-over-year decrease in SG&A expenses was primarily due to a $42.4 million reduction related to the translation impact of changes in foreign currency exchange rates, and the realization of cost savings from prior restructuring actions, partially offset by increases in SG&A expenses to fund organic growth and other costs, including employee merit compensation increases that took effect in January of 2015.

o

Sequentially, adjusted SG&A expenses declined $18.9 million, or 3.4%, primarily due to a $20.6 million reduction related to the translation impact of changes in foreign currency exchange rates between periods.

•	Adjusted SG&A expenses as a percentage of gross profit decreased 195 basis points to 70.3% from the year ago quarter.
o

EM SG&A expenses as a percentage of gross profit decreased 199 basis points from the year ago quarter primarily due to the operating leverage related to sales growth and the realization of synergies associated with the MSC acquisition at EM EMEA.

o

TS SG&A expenses as a percentage of gross profit decreased 416 basis points from the year ago quarter primarily due to the operating leverage related to sales growth and the cost savings from restructuring actions.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Operating Income

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Avnet, Inc. Operating Income	$184.8	$204.5	$193.2	$250.3	$203.7	$18.9
Adjusted Operating Income (1)	$223.8	$244.9	$223.7	$274.6	$230.4	$6.6
Adjusted Operating Income Margin (1)	3.4%	3.5%	3.3%	3.6%	3.4%	7	bps

Electronics Marketing (EM) Total
Operating Income	$193.4	$207.0	$202.7	$191.4	$197.3	$3.9
Operating Income Margin	4.7%	4.8%	4.6%	4.3%	4.7%	—	bps

Technology Solutions (TS) Total
Operating Income	$60.9	$74.1	$62.4	$117.6	$68.1	$7.2
Operating Income Margin	2.4%	2.7%	2.5%	3.8%	2.7%	32	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Avnet adjusted operating income of $230.4 million increased 3.0% year over year primarily due to an improvement at both operating groups. Sequentially, adjusted operating income decreased 16.1% as an increase at EM was offset by the typical decline at TS coming off its seasonally strong December quarter.

o	Avnet adjusted operating income margin of 3.4% increased 7 basis points year over year and declined 22 basis points sequentially.
•

EM operating income margin of 4.7% was essentially flat from the year ago quarter primarily due to the geographic mix shift as the higher margin EMEA region represented a lower percentage of total EM after translating their results to U.S. Dollars and the negative impact of the higher mix of sales from select high volume supply chain engagements in Asia. Sequentially, operating income margin increased 36 basis points primarily due to an improvement in EMEA.

•

TS operating income margin increased 32 basis points from the year ago quarter driven primarily by improvements in the Americas. Operating income margin decreased 106 basis points sequentially primarily due to the seasonal decline coming off the strong December quarter.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Interest Expense, Other Income (Expense) and Income Taxes

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Interest Expense	$25.3	$24.3	$23.4	$24.7	$23.9	$1.5
Other Income (Expense)	$2.5	$(4.6)	$(1.5)	$(5.5)	$(8.9)	$11.5

GAAP Income Tax Expense (Benefit)	$51.1	$(10.6)	$40.4	$56.4	$49.4	$(1.8)
Adjusted Income Tax Expense (1)	$56.9	$59.2	$54.7	$68.4	$54.1	$(2.8)
GAAP Effective Tax Rate	31.0%	(6.1)%	24.0%	25.6%	28.9%	(211)	bps
Adjusted Effective Tax Rate (1)	28.3%	27.0%	27.5%	28.0%	27.4%	(91)	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Interest expense of $23.9 million declined $1.5 million from the year ago quarter. The decrease in interest expense was primarily due to the repayment at maturity of the 5.875% Notes due March 15, 2014, and a corresponding lower average borrowing rate.

•

The Company incurred $8.9 million of other expense in the third quarter of fiscal 2015 compared with $2.5 million of other income in the third quarter of fiscal 2014. The increase in other expense was primarily due to the strengthening of the U.S. Dollar relative to foreign currencies, including the Euro, in the third quarter of fiscal 2015 and the corresponding higher costs incurred to purchase foreign currency forward contracts in order to economically hedge such foreign currency exposures.

•

The GAAP effective tax rate was 28.9% in the third quarter of fiscal 2015 as compared with 31.0% in the third quarter of fiscal 2014. During the third quarter of fiscal 2015, the Company's effective tax rate was favorably impacted primarily by the mix of income in lower tax rate jurisdictions partially offset by an increase due to the write-off of a deferred tax asset.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Net Income and EPS

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
GAAP Net Income	$113.9	$186.3	$127.9	$163.7	$121.5	$7.7
Adjusted Net Income (1)	$144.1	$160.1	$144.2	$176.0	$143.5	$(0.6)

GAAP Diluted EPS	$0.81	$1.33	$0.91	$1.18	$0.88	8.6%
Adjusted Diluted EPS (1)	$1.03	$1.14	$1.02	$1.27	$1.04	1.0%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

GAAP net income increased by $7.7 million year over year to $121.5 million or $0.88 per share on a diluted basis, primarily due to the increase in operating income discussed in a preceding section, partially offset by an increase in other expenses.

•	Adjusted net income for the third quarter of fiscal 2015 was $143.5 million, or $1.04 per share on a diluted basis.
o

Adjusted net income was essentially flat from the year ago quarter and adjusted diluted earnings per share increased 1.0%, primarily due to the growth in operating income partially offset by the negative impact of foreign currency when translating the results in U.S. Dollars. Adjusted diluted earnings per share was negatively impacted by approximately $0.11 year over year due to the translation impact of changes in foreign currency exchange rates.

o	Adjusted diluted earnings per share of $1.04 decreased $0.23 or 18.1% sequentially.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Working Capital

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Accounts Receivable	$4,983.9	$5,220.5	$5,060.5	$5,696.6	$4,994.8	$10.9
Inventories	$2,510.3	$2,613.4	$2,705.4	$2,493.6	$2,474.4	$(36.0)
Accounts Payable	$(3,207.0)	$(3,402.4)	$(3,301.5)	$(3,850.3)	$(3,272.0)	$(65.0)
Working Capital	$4,287.2	$4,431.5	$4,464.4	$4,339.9	$4,197.2	$(90.1)
Working Capital Velocity(1)	5.93	6.34	6.09	6.59	6.03	0.10

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Working capital velocity increased 0.1 turns year over year and decreased 0.56 turns sequentially, primarily due to the seasonal business mix shift as the higher working capital velocity TS business declined from 41% of enterprise sales in the December quarter to 37% in the March quarter.

•

Working capital (accounts receivable plus inventories less accounts payable) decreased $90.1 million, or 2.1%, year over year and increased 7.0%  with the year ago quarter in constant currency.  The increase was primarily due to an increase at EM to support the strong organic growth in constant currency.

o	On a sequential basis, working capital decreased $142.8 million, or 3.3%, and was essentially flat in constant currency as an increase at EM was offset by a decline at TS.
•	Inventories decreased $36.0 million, or 1.4%, year over year and increased 8.6% in constant currency primarily to support the organic sales growth at EM.
o	On a sequential basis, inventories increased 3.5% in constant currency.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Returns

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Return on Working Capital (ROWC) (1)	19.9%	22.0%	19.9%	24.0%	20.6%	75	bps
Return on Capital Employed (ROCE) (1)	10.7%	11.8%	10.6%	12.9%	11.1%	36	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•	ROWC of 20.6% increased 75 basis points year over year primarily due to an increase at TS.
•	ROCE of 11.1% increased 36 basis points year over year and declined 183 basis points sequentially.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Cash Flow

	Q3' FY14	Q4' FY14	Q1' FY15	Q2' FY15	Q3' FY15	Y/Y Change
Net Income	$113.9	$186.3	$127.9	$163.7	$121.5	$7.7
Non-Cash Items	$51.9	$46.1	$84.4	$70.5	$84.8	$32.9
Working Capital and Other	$192.3	$(198.9)	$(253.0)	$30.9	$(146.2)	$(338.6)
Cash Flow from Operations	$358.1	$33.5	$(40.7)	$265.1	$60.1	$(298.0)
TTM CF from Operations	$470.7	$237.4	$323.0	$616.0	$318.1	$(152.6)

•	During the third quarter of fiscal 2015, cash flow from operations was $60.1 as some of the growth in profits were used to fund working capital and was $318.1 million for the trailing twelve months.
•

During the third quarter of fiscal 2015, the Company used $38.8 million to repurchase 925,000 shares. Entering the fourth quarter, the Company had approximately $318 million remaining under the current repurchase authorization.

•	During the third quarter of fiscal 2015, the Company paid a dividend of $0.16 per share, or $21.7 million in total, and $65.6 million fiscal year to date.
•

Cash and cash equivalents at the end of the quarter were $803.5 million, of which $701.8 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.3 billion.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may differ materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales

Organic sales is defined as reported sales adjusted for the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented. Organic sales in constant currency is defined as organic sales (as defined above) excluding the impact of changes in foreign currency exchange rates.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). There are also references to the impact of foreign currency translation in the discussion of the Company’s results of operations. When the U.S. Dollar strengthens and the stronger exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is a decrease in U.S. Dollars of reported results. Conversely, when the U.S. Dollar weakens and the weaker exchange rates of the current year are used to translate the results of operations of Avnet’s subsidiaries denominated in foreign currencies, the resulting impact is an increase in U.S. Dollars of reported results. In the discussion of the Company’s results of operations, results excluding this impact are referred to as “excluding the translation impact of changes in foreign currency exchange rates” or “constant currency.” Management believes organic sales and sales in constant currency are useful measures for evaluating current period performance as compared with prior periods and for understanding underlying trends. Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in many cases, for measuring performance for compensation purposes.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventories less accounts payable.
•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

Avnet, Inc. Q3 Fiscal Year 2015

$ in millions - except per share data

April 23, 2015

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventories less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in the Company’s press release dated April 23, 2015 (Exhibit 99.1) in this Current Report on Form 8-K.